Exhibit 3.69
ARTICLES OF INCORPORATION
OF
KLIF RADIO, INC.
We, the undersigned natural persons of the age of eighteen years or more, acting as incorporators of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of incorporation for such corporation:
ARTICLE ONE
The name of the corporation is KLIF RADIO, INC.
ARTICLE TWO
The period of its duration is perpetual.
ARTICLE THREE
The purpose or purposes for which the corporation is organized are “To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.”
ARTICLE FOUR
The aggregate number of shares which the corporation shall have authority to issue is One Thousand (2,000), of the par value One Dollar ($1.00), divided into one class.
The designation of each class, the number of shares of each class, and the par value, if any, of the shares of each class, or a statement that the share of any class are without par value, are as follows:
No. of Shares Class Series (if any) Par Value per Share or Without Par Value
1,000    Common       N/A   $1.00

Shareholders of the corpora ion shall not be entitled to cumulate their votes in the election of directors.
ARTICLE FIVE
The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000).
ARTICLE SIX
The street address of its initial registered office is c/o C T CORPORATION SYSTEM, 811 Dallas Avenue, Houston, Texas 77002, and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.
ARTICLE SEVEN
The number of directors of the corporation may be fixed by the by-laws.
The number of directors constituting the initial board of directors is Four (4), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS
Louis J. Appell, Jr.	140 Fast Market Street York, PA 17401

David E. Kennedy	140 Fast Market Street York, PA 17401

John L. Finlayson	140 Fast Market Street York, PA 17401

Peter P. Brubaker	140 Fast Market Street York, PA 17401

ARTICLE EIGHT
The name and addresses of the incorporators are:

NAME	ADDRESS
Craig W. Bremer	140 East Market Street York, PA 17401
IN WITNESS WHEREOF, we have hereunto set out hands this 10th day of December, 1996.

/s/ Craig W. Bremer
Craig W. Bremer